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                                                               Exhibit 10.10




                            ASSET EXCHANGE AGREEMENT


                                  By And Among


                   NATIONAL CONVENIENCE STORES INCORPORATED,


                              NCS REALTY COMPANY,


                            THE CIRCLE K CORPORATION


                                      And


                           CIRCLE K PROPERTIES, INC.




                           DATED AS OF APRIL 20, 1994
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                               TABLE OF CONTENTS

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
TABLE OF CONTENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   i

INDEX OF EXHIBITS AND SCHEDULES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  iv

ARTICLE 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
          Section 1.1.        Certain Definitions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE 2.  EXCHANGE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
          Section 2.1.        Exchange of Assets.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
          Section 2.2.        Purchase of Inventory.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
          Section 2.3.        Assumption of Liabilities.  . . . . . . . . . . . . . . . . . . . . . . . . .   7
          Section 2.4.        Opt-Out Stores.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          Section 2.5.        Instruments of Conveyance and Transfer.   . . . . . . . . . . . . . . . . . .   8
          Section 2.6.        Escrow Agents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE 3.  TITLE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
          Section 3.1.        Title Commitments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
          Section 3.2.        Title Policies.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          Section 3.3.        Review of Title Commitments by Transferee.  . . . . . . . . . . . . . . . . .  10
          Section 3.4.        Transferor's Right to Cure.   . . . . . . . . . . . . . . . . . . . . . . . .  10
          Section 3.5.        Inability to Deliver Any of the Stores.   . . . . . . . . . . . . . . . . . .  11
          Section 3.6.        Surveys.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE 4.  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          Section 4.1.        Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          Section 4.2.        Risk of Loss.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          Section 4.3.        Actions by the Parties.   . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          Section 4.4.        Conditions to Obligation to Close.  . . . . . . . . . . . . . . . . . . . . .  13
          Section 4.5.        Prorations.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE 5.  ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          Section 5.1.        Background  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          Section 5.2.        Defined Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          Section 5.3.        Assumption of Liability; Indemnification  . . . . . . . . . . . . . . . . . .  16
          Section 5.4.        Certain Related Matters   . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE 6.  REPRESENTATIONS, WARRANTIES AND COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
          Section 6.1.        Representations, Warranties and Covenants.  . . . . . . . . . . . . . . . . .  18
          Section 6.2.        Operation,  Repair and Condition.   . . . . . . . . . . . . . . . . . . . . .  20





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
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          Section 6.3.        Purchases of Inventories Prior to Closing Date.   . . . . . . . . . .  21
          Section 6.4.        Covenant of Cooperation   . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE 7.  INDEPENDENT INVESTIGATION; DISCLAIMER; AND SURVIVAL OF REPRESENTATIONS, WARRANTIES,
            COVENANTS AND AGREEMENTS AND INDEMNITY    . . . . . . . . . . . . . . . . . . . . . . .  21
          Section 7.1.        Independent Investigation; Scope of Representations and Warranties  .  21
          Section 7.2.        Disclaimer.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
          Section 7.3.        Survival of Covenants, Agreements, Representations and
                                Warranties and Indemnity.   . . . . . . . . . . . . . . . . . . . .  22
                    (a)       Indemnification by Transferor   . . . . . . . . . . . . . . . . . . .  23
                    (b)       Indemnification by Transferee   . . . . . . . . . . . . . . . . . . .  23
                    (c)       Limitation of Liability   . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE 8.  ACCESS TO INFORMATION; DUE DILIGENCE  . . . . . . . . . . . . . . . . . . . . . . . . .  24
          Section 8.1.        Inspections; Access to Information.   . . . . . . . . . . . . . . . .  24

ARTICLE 9.  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
          Section 9.1.        Effective.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
          Section 9.2.        Notice.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE 10.  EMPLOYMENT MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
          Section 10.1.       Employees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
          Section 10.2.       No Third Party Beneficiaries.   . . . . . . . . . . . . . . . . . . .  27

ARTICLE 11.  DEFAULTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
          Section 11.1.       Defaults by Either Party.   . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE 12.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
          Section 12.1.       Closing Costs.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
          Section 12.2.       Brokerage Commissions.  . . . . . . . . . . . . . . . . . . . . . . .  28
          Section 12.3.       Assignment.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
          Section 12.4.       Binding Effect.   . . . . . . . . . . . . . . . . . . . . . . . . . .  28
          Section 12.5.       Entire Agreement; Modifications.  . . . . . . . . . . . . . . . . . .  28
          Section 12.6.       Headings.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
          Section 12.7.       Interpretation.   . . . . . . . . . . . . . . . . . . . . . . . . . .  29
          Section 12.8.       Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
          Section 12.9.       Additional Acts.  . . . . . . . . . . . . . . . . . . . . . . . . . .  29
          Section 12.10.      Applicable law and Jurisdiction.  . . . . . . . . . . . . . . . . . .  30
          Section 12.11.      Dispute Resolution  . . . . . . . . . . . . . . . . . . . . . . . . .  30
          Section 12.12.      Bulk Transfer Matters.  . . . . . . . . . . . . . . . . . . . . . . .  31
          Section 12.13.      Counterparts.   . . . . . . . . . . . . . . . . . . . . . . . . . . .  31





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
          Section 12.14.      Costs.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
          Section 12.15.      Public Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
          Section 12.16.      Time.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
          Section 12.17.      Severability.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
          Section 12.18.      Exhibits and Schedules.   . . . . . . . . . . . . . . . . . . . . . . . . .  31
          Section 12.19.      Exchange of Written Materials.  . . . . . . . . . . . . . . . . . . . . . .  31
          Section 12.20.      Met Life Sale Leaseback Stores  . . . . . . . . . . . . . . . . . . . . . .  32
          Section 12.21.      Use of Tradenames and Servicemarks  . . . . . . . . . . . . . . . . . . . .  32




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                        INDEX OF EXHIBITS AND SCHEDULES


                                    EXHIBITS

Exhibit A           Procedures for Determining Purchase Price of Inventories

Exhibit B-1         Form of NCS Assignment and Assumption of Lease (With Lessor
                    Consent)

Exhibit B-2         Form of NCS Assignment and Assumption of Lease (No Lessor
                    Consent)

Exhibit B-3         Form of NCS Assignment and Assumption of Sublease (NCS as
                    Sublessor)

Exhibit B-4         Form of NCS Assignment and Assumption of Lease
                    (Metropolitan Life Insurance Company)

Exhibit B-5         Form of NCS Assignment and Assumption of Lease (NCS as
                    Lessor)

Exhibit C           Form of NCS Assignment and Assumption of Contracts

Exhibit D-1         Form of Circle K Assignment and Assumption of Lease

Exhibit D-2         Form of Circle K Assignment and Assumption of Lease (Circle
                    K as Sublessor)

Exhibit D-3         Form of Circle K Assignment and Assumption of Lease (Circle
                    K as Lessor)

Exhibit E           Form of Circle K Assignment and Assumption of Contracts

Exhibit F-1         Form of NCS Corporation Grant Deed

Exhibit F-2         Form of Circle K Special Warranty Deed

Exhibit G-1         Form of NCS Assignment and Bill of Sale

Exhibit G-2         Form of Circle K Assignment and Bill of Sale

Exhibit H-1         Form of NCS Officer's Certificate

Exhibit H-2         Form of Circle K Officer's Certificate

Exhibit I-1         Form of Underground Storage Tank System Information List





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Exhibit I-2         Form of Current/Required Remediation Sites Schedule

Exhibit I-3(i)      Form of NCS Remediation of Petroleum Contamination Transfer
                    Letter

Exhibit I-3(ii) Form of Circle K Remediation of Petroleum Contamination Transfer Letter

Exhibit I-4         Form of Environmental Remediation Reimbursement
                    Applications List


                                   SCHEDULES

Schedule 1.1(d)     Contracts

Schedule 1.1(j)(9)  Description of Additional Excluded Assets

Schedule 1.1(m)     Description of Excluded Improvements

Schedule 1.1(o)     Descriptions of Fee Stores

Schedule 1.1(r)     Description of Leases

Schedule 1.1(s)     Liabilities Assumed by Transferee

Schedule 1.1(ab)    Description of Sale Leaseback Agreement(s)

Schedule 1.1(ac)    List of Convenience Stores

Schedule 2.4        Store Valuations and Cash Flow

Schedule 6.1(c)     Requisite Consents to be Obtained by Transferor

Schedule 6.1(e)     Transferor Litigation

Schedule 6.1(l)     Employment Related Agreements to be Assumed by Transferee





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                                   EXHIBIT A


            PROCEDURES FOR DETERMINING PURCHASE PRICE OF INVENTORIES



          The Transferor shall, at the time of the audit, physically gauge the level of motor fuels contained in each fuel storage tank at each Store to be conveyed to the Transferee and determine the number of inches of motor fuel contained therein. The Transferee may have representatives present. Thereafter, the number of inches shall be converted to gallons of motor fuel less water by use of the appropriate manufacturer's tank chart. To determine the purchase price of the Motor Fuel Inventory to be paid by the Transferee to the Transferor, the result shall be multiplied by the price the Transferor paid for the motor fuel at its last documented delivery for each Store, plus applicable freight charges and taxes. Immediately after the conclusion of such measurements and calculations, the results thereof shall be memorialized in writing and signed by representatives of the Transferor and the Transferee, and shall be binding on the Transferor and the Transferee.

          The purchase price of the Merchandise Inventory to be paid by the Transferee to the Transferor for the Stores shall equal the actual retail price of such Merchandise Inventory established in accordance with the Transferor's inventory pricing practices multiplied by the average cost of such Merchandise Inventory as calculated by the retail method of inventory valuation utilized by Transferor for the operating area where each Store is located, expressed as a percentage on the operating statement for such Store for the three (3) calendar months immediately preceding the Closing Date. The Transferor shall, on the Closing Date or within 48 hours before, conduct an audit of the inventory at each Store along with a representative from the Transferee who shall have a right to participate in the taking of the inventory. The Transferee will take control of the inventory at each location effective as of the initiation of the physical audit taken at each location. Damaged, spoiled and outdated merchandise will not be included in the count. Branded items, such as hard plastic coffee cups/fountain mugs and ice chests will not be included in the count. Hot cups, cold cups, Icee cups, popcorn bags and nacho bowls will be limited to a maximum inventory of 200 containers per size. None of the smallest size of the Transferor's hot cups and none of the smallest size of the Transferor's cold cups will be counted. The Transferee will only be obligated to buy filled ice bags. Those products used to fill hot/cold containers (i.e., coffee beans/packets, fountain drink bag in the box, etc.) will be assigned a zero value. Immediately after the calculation of the amount of the Merchandise Inventory, the results





                                      -vi-
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thereof shall be memorialized in writing and signed by representatives of the
Transferor and the Transferee and shall be binding on the Transferor and the Transferee.

          Within fifteen (15) Days after the Closing Date, the Parties shall calculate the total purchase price payable by NCS to Circle K for the Circle K Inventories and the total purchase price payable by Circle K to NCS for the NCS Inventories. The net amount payable by NCS to Circle K or by Circle K to NCS, as the case may be, shall be paid by wire transfer of immediately available federal funds not later than fifteen (15) Days after the Closing Date.





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                            ASSET EXCHANGE AGREEMENT


          THIS ASSET EXCHANGE AGREEMENT ("Agreement"), dated as of April 20, 1994, is by and among NATIONAL CONVENIENCE STORES INCORPORATED, a Delaware corporation, and NCS REALTY COMPANY, a Texas corporation (hereinafter, collectively, "NCS") whose principal address is 100 Waugh Drive, Houston, Texas 77007, and THE CIRCLE K CORPORATION, a Texas corporation, and CIRCLE K PROPERTIES, INC., a Delaware corporation (hereinafter, collectively, "Circle K"), whose principal address is Phoenix Corporate Center, Suite 1800, 3003 North Central Avenue, Phoenix, Arizona 85012.


                                  INTRODUCTION

          NCS Realty Company has agreed to exchange with Circle K eight (8) operating Fee Stores and adjacent properties (if any) located in the State of California for certain operating Fee Stores and adjacent properties (if any) owned by Circle K located in the State of Texas. National Convenience Stores Incorporated has agreed to exchange with Circle K forty-four (44) operating Leased Stores and adjacent properties (if any) and one (1) operating Fee Store and adjacent property (if any) located in the State of California for certain operating Leased Stores and operating Fee Stores and properties adjacent to Circle K Store Nos. 2169 and 8505 located in the State of Texas. In addition, National Convenience Stores Incorporated has agreed to exchange with Circle K the Assets located in its operating Fee Stores and Leased Stores located in the State of California for the Assets located in certain of Circle K's operating Fee Stores and Leased Stores in the State of Texas. Consequently, Circle K and NCS are acting as both transferor and transferee of convenience stores and their related assets under the terms of this Agreement. As provided herein, the Parties have agreed to exchange certain assets used in the operation of convenience stores and to also purchase each other's merchandise and motor fuel inventories in such stores and to assume those ongoing obligations as specifically identified in this Agreement relating to and pertaining to the operation of the convenience stores.

          The respective rights, responsibilities and obligations, as well as warranties, representations and covenants of NCS and Circle K are reciprocal under this Agreement depending upon the role of Circle K and NCS as transferor or transferee with respect to designated assets herein. A reference to such terms as Party, Other Party, Transferor or Transferee (as these terms are defined below) is a reference to the role to be played by Circle K or NCS with respect to certain assets and the governing terms of this Agreement. With respect to assets that Circle K is transferring to NCS, Circle K may be referred to as the Transferor and NCS as the Transferee. With respect to assets that NCS is transferring to Circle K, NCS may be referred to as the Transferor and Circle K as the Transferee. It is intended that the terms "Transferee," "Transferor," "Party," "Parties" and "Other Party" be used interchangeably, depending upon the role of Circle K and NCS with respect to the assets being exchanged.

          Consistent with the foregoing, the schedules to this Agreement are comprised of two sub-schedules for each designated schedule, the first of which relates to a particular aspect of the assets or business of NCS, and the second of which relates to the same aspect of the assets or business of Circle K. For example, Schedule 1.1(o)(i) is the schedule relating to NCS's fee interest in certain real property, and Schedule 1.1(o)(ii) is the schedule relating to Circle K's fee interest in certain real property.

          NCS and Circle K intend that this Agreement shall constitute an exchange within the meaning of Section 1031 of the Internal Revenue Code. The provisions of this Agreement shall be interpreted to effectuate this intention.


                            ARTICLE 1.  DEFINITIONS

          SECTION 1.1.        CERTAIN DEFINITIONS.

          As used in this Agreement:

                    (a) "ASSETS" shall mean a Party's interest in the Land, Improvements, Equipment, Leases, transferable licenses and permits and Contracts, all as hereinafter defined, but shall not include the Excluded Assets, as hereinafter defined.

                    (b) "CLOSING" shall mean the consummation of the transactions contemplated by Article 2 of this Agreement.

                    (c)       "CLOSING DATE" shall mean the date designated in
          Section 4.1 on which the Closing will be held.

                    (d) "CONTRACTS" shall mean a Party's interest in those contracts designated on Schedule 1.1(d) (i) or (ii) which shall be assigned to and assumed by the Other Party on the Closing Date.

                    (e) "DAYS" shall mean calendar days unless the phrase "Business Days" is used, and if the last Day of any period of time set forth herein falls on a Saturday, Sunday or national legal holiday, such period shall be automatically extended to include the next following Business Day. "BUSINESS DAYS" shall mean those calendar days that are not Saturdays, Sundays or national legal holidays.

                    (f) "EFFECTIVE TIME" shall mean as to (i) the Inventory in each Store, the time on the Closing Date at which the inventory procedure described in Exhibit A is initiated with respect to such Store, and (ii) the Employees and the Assets (other than the Inventory), 10:00 a.m., Houston, Texas time on the Closing Date.

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                    (g)       "EFFECTIVE DATE" shall mean the date of
          this Agreement.

                    (h) "EMPLOYEES" shall mean employees of a Party who work at a Store to be exchanged pursuant to this Agreement or who directly service or supervise any such Stores.

                    (i) "EQUIPMENT" shall mean except for Excluded Assets a Party's interest in all gasoline storage tanks and related piping, gasoline station and gasoline dispensing equipment, walk-in boxes, movable trade fixtures, equipment, furniture, furnishings and installations of every kind located on the Land or the Leased Land and conveyed to the Other Party on the Closing Date.

                    (j)       "EXCLUDED ASSETS" shall mean the following:

                              (1) Cash and accounts receivable, except for a change fund for each Store to be separately purchased from the Transferor by the Transferee and as agreed to by the Parties at the time of the Closing;

                              (2)       Any service mark, trademark, trade
                    name, signs, uniforms or other items bearing any trademark owned or licensed by a Party or bearing the Party's name or logo;

                              (3)       A Party's name plate on credit card
                                        imprinters;

                              (4)       Money order machines;

                              (5) Access to the mainframe computer and computer systems owned or operated by a Party;

                              (6) Logo racks belonging to vendors and other assets owned by suppliers and other third parties and not assigned pursuant to a contract designated on Schedule 1.1(d);

                              (7)       Nontransferable licenses, permits,
                    contracts and other agreements;

                              (8) Manuals and operational and training materials; and

                              (9)       Additional assets described or
                    identified on Schedule 1.1(j)(9).

                    (k) "FEE STORES" shall mean the Stores with respect to which a Party has fee simple ownership of the Land.

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                    (l)       "HAZARDOUS MATERIALS" shall mean (i) any "solid
          waste," "hazardous waste" or "regulated substance" as defined by the Resource Conservation and Recovery Act ("RCRA") of 1976 (42 U.S.C.
          Section 6901 et seq.) as amended from time to time, and regulations promulgated thereunder; (ii) "regulated asbestos-containing materials" as defined in the National Emission Standard for Asbestos ("NESA") (40 C.F.R. Section 61.140 et seq.) as amended from time to time; (iii) any substance, the presence of which is prohibited by any governmental authority; (iv) any other substance which by any governmental regulatory authority requires special handling or notification of any federal, state or local governmental entity in its collection, sale, transportation, storage, treatment or disposal; and (v) any underground storage tanks, whether active, inactive, empty, filled or partially filled with any such materials, provided, however, that the term "Hazardous Materials" shall not include Petroleum Products.

                    (m) "IMPROVEMENTS" shall mean a Party's interest in all buildings constructed upon the Land or the Leased Land together with all permanently attached machinery and fixtures, heating, plumbing, electrical, lighting, ventilating and air-conditioning equipment located on the Land or the Leased Land on the Closing Date, except as described on Schedule 1.1(m).

                    (n) "INVENTORY" shall mean the Merchandise Inventory, and the Motor Fuel Inventory of each Party as each is hereinafter defined.

                    (o) "LAND" shall mean a Party's fee interest in the real property described on Schedule 1.1(o), together with the Party's interest in the rights, easements and appurtenances pertaining thereto, including without limitation any right-of-way or easement over any adjoining property and any right, title and interest of the Party in and to adjacent streets, alleys or rights-of-way.

                    (p) "LEASED LAND" shall mean the real property demised to a Party pursuant to a Lease.

                    (q) "LEASED STORES" shall mean the Stores with respect to which a Party has a leasehold estate in the Leased Land.

                    (r) "LEASES" shall mean a Party's interest in the leases and/or subleases identified and described on Schedule 1.1(r) which shall be assigned to and assumed by the Other Party on the Closing Date or the premises demised thereunder which shall be subleased by the Transferor to the Transferee upon essentially the same terms and conditions as are contained in the Lease of the premises to the Transferor.

                    (s) "LIABILITIES" shall mean the liabilities listed on Schedule 1.1(s) to be assumed by the Transferee on the Closing Date and which shall include without limitation

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          the Transferor's obligations under the Contracts and the Leases assumed by the Transferee.

                    (t) "MERCHANDISE INVENTORY" shall mean the goods and merchandise (other than motor fuel) offered for sale or lease by the Transferor or held in storage for future sale or lease or used as operating supplies at a Party's Stores on the Closing Date, but shall not include damaged or dated items or items bearing the Transferor's trademarks.

                    (u) "MOTOR FUEL INVENTORY" shall mean the motor fuel offered for sale or held in storage for future sale at a Party's Stores on the Closing Date.

                    (v) "OTHER PARTY" shall mean either NCS or Circle K as the context requires.

                    (w) "PARTY" or "PARTIES" shall mean, respectively, either NCS or Circle K or both NCS and Circle K, as the context requires.

                    (x) "PERMITTED EXCEPTIONS" shall mean (i) the Standard Exceptions (as defined in Section 3.2 hereof), (ii) title exceptions which do not materially and adversely affect or impair the use of the Land and Improvements as currently used, and (iii) those exceptions or conditions shown in the Title Commitments to which the Party taking title does not object in accordance with Section 3.3 hereof.

                    (y) "PETROLEUM CONTAMINATION" shall mean contamination derived solely from the on-site storage, sale or distribution of Petroleum Products.

                    (z) "PETROLEUM PRODUCTS" shall mean those substances included within the meaning of the petroleum exclusion to CERCLA, 42 U.S.C. Section 9601(14), as interpreted by the courts and the Environmental Protection Agency (EPA), that is: petroleum, including crude oil or any fraction thereof which is not otherwise specifically listed or designated as a hazardous substance under Subparagraphs (A) through (F) of 42 U.S.C. Section 9601(14), natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). The word fraction refers to certain distillates of crude oil, including gasoline, kerosene, diesel oil, jet fuels, and fuel oil, pursuant to Standard Definitions of Petroleum Statistics, American Petroleum Institute, Fourth Edition 1988.

                    (aa) "REPORTABLE RELEASES" shall mean a release of Petroleum Products or Hazardous Materials that must be reported under the more stringent of (i) 40 C.F.R. 280 Subpart E, (ii) RCRA, 42 U.S.C. paragraph 6901 et seq., (iii) NESA, 40 C.F.R. paragraph
          61.140 et seq, or (iv) state or local administrative regulations or statutory requirements.

                    (ab) "SALE LEASEBACK AGREEMENT(S)" shall mean those agreements described on Schedule 1.1(ab).

                    (ac) "STORE" or "STORES" shall mean the convenience stores listed on Schedule 1.1(ac).

                    (ad) "SUBLEASE" or "SUBLEASES" shall mean, respectively, a sublease or subleases entered into between the Parties pursuant to Sections 1.1(q), 2.5(b) and 3.5.

                    (ae) "SURVEY" or "SURVEYS" shall mean, respectively, each survey or collectively all surveys furnished in accordance with the terms and provisions hereof.

                    (af) "TITLE COMPANY" shall mean Lawyers Title Insurance Corporation, as agent for the title insurance underwriters named in the Title Commitments.

                    (ag) "TITLE POLICY" shall mean the owner's title insurance policy or policies issued by the Title Company in accordance with the terms and provisions hereof.

                    (ah) "TRANSFEREE" shall mean the party who is to receive the transfer of ownership of certain Assets from the Transferor.

                    (ai) "TRANSFEROR" shall mean the Party who is to transfer certain Assets to the Other Party.


                              ARTICLE 2.  EXCHANGE

SECTION 2.1.        EXCHANGE OF ASSETS.

          Subject to the terms and conditions stated herein, each Party agrees to transfer, and the Other Party agrees to accept, the Assets as further designated herein.

                    (a) As of the Effective Time, NCS shall transfer to Circle K the Land, the Leases, the Improvements, the Equipment, the Contracts and the transferable licenses and permits that Circle K agrees in writing to assume in exchange for the Assets transferred by Circle K to NCS pursuant to the provisions of Section 2.1(b) hereof.

                    (b) As of the Effective Time, Circle K shall (i) transfer to NCS the Land, the Leases (excluding certain Sale Leaseback Agreements which shall instead be subject to Subleases), the Improvements, the Equipment, the Contracts and the transferable licenses and permits that NCS agrees in writing to assume in exchange for the Assets transferred by NCS to Circle K pursuant to the provisions of Section 2.1(a) hereof.

          SECTION 2.2.        PURCHASE OF INVENTORY.

                    (a) As of the Effective Time, NCS shall sell to Circle K and Circle K shall purchase from NCS the Inventory of the Stores transferred by NCS to Circle K. The purchase price of such Inventory shall be determined and paid in accordance with the procedures set forth in Exhibit A.

                    (b) As of the Effective Time, Circle K shall sell to NCS and NCS shall purchase from Circle K the Inventory of the Stores transferred by Circle K to NCS. The purchase price of such Inventory shall be determined and paid in accordance with the procedures set forth in Exhibit A.

                    (c) In the event a Store is excluded from this transaction pursuant to Section 2.4, the Transferor may elect to close said Store not less than two (2) days before the Closing Date and distribute the Store's Inventory to Stores that will be conveyed to the Transferee on the Closing Date pursuant to this Agreement.
          The Inventory shall be distributed reasonably evenly to not less than eight (8) Stores to be conveyed to the Transferee as a part of this Agreement. All expenses of Closing a Store and moving and restocking the Inventory at the other Stores shall be borne by the Transferor electing to close the Store. As of the Effective Time, the Inventory will be counted as part of the Inventory of the Stores that are being exchanged.

          SECTION 2.3.        ASSUMPTION OF LIABILITIES.

                    (a) As of the Effective Time, Circle K shall assume the Liabilities of NCS and shall indemnify, defend and hold NCS harmless with respect to any losses, liabilities, damages, costs and expenses (including attorneys' fees, court costs and costs of investigation) which arise from or are in any way related to Circle K's failure to assume or discharge timely any of such Liabilities. The assumption of Liabilities by Circle K shall be evidenced by the execution and delivery by Circle K to NCS of (i) Assignments and Assumptions of Lease (or Sublease) substantially in the forms of Exhibits B-1 through B-5 attached hereto, as appropriate, and (ii) Assignments and Assumptions of Contracts substantially in the form of Exhibit C. Except as specifically provided for in this Section 2.3(a) or elsewhere in this Agreement, no liabilities or obligations of NCS shall be assumed by Circle K in this exchange transaction.

                    (b) As of the Effective Time, NCS shall assume the Liabilities of Circle K and shall indemnify, defend and hold Circle K harmless with respect to any losses, liabilities, damages, costs and expenses (including attorneys' fees, court costs and costs of investigation) which arise from or are in any way related to NCS's failure to assume or discharge timely any of such Liabilities. The assumption of Liabilities by NCS shall be evidenced by the execution and delivery by NCS to Circle K of (i) Assignments and Assumptions of Lease substantially in the form of Exhibits D-1 through D-3 attached hereto, as appropriate, and (ii) Assignments and Assumptions of Contracts substantially in the form of Exhibit E. Except as specifically provided for in this Section 2.3(b) or elsewhere in this Agreement, no liabilities or obligations of Circle K shall be assumed by NCS in this exchange transaction.

          SECTION 2.4.        OPT-OUT STORES.

                    (a) In the event either Party is unable to transfer a Store to the Other Party because of events beyond the control of Transferor after the exercise of reasonable effort then, in such event after written notice to the Transferee, such Store shall be excluded from the transaction and the Party owning the excluded Store shall pay the Other Party the value of the excluded Store as shown on
          Schedule 2.4.

                    (b) If, prior to the Closing Date, condemnation proceedings are begun with respect to any Asset that would render a Store's continued operation as a convenience store impracticable, in accordance with generally accepted operating procedures in the convenience store industry, such Store shall be excluded from the transaction and the Party owning the excluded Store shall pay the Other Party the value of the excluded Store as shown on Schedule 2.4.

                    (c) In the event that the cash flow (as shown on Schedule 2.4) of the Circle K Stores excluded pursuant to this
          Section 2.4 is greater than ten percent (10%) of the total cash flow of all Circle K Stores as shown on Schedule 2.4 or in the event that the cash flow (as shown on Schedule 2.4) of the NCS Stores excluded pursuant to this Section 2.4 is greater than ten percent (10%) of the total cash flow of all NCS Stores as shown on Schedule 2.4, either Party shall have a right to terminate this Agreement as set forth below. Such right to terminate shall terminate on the sixth (6th) Business Day following receipt by Transferee of notification of the exclusion of the Store which causes the threshold aggregate amount stated above to be exceeded; provided, however, that such right to terminate shall be reinstated for an additional period of five (5) Business Days following receipt of any later notice of the exclusion of any additional Store beyond such threshold aggregate amount. Receipt of either type of notice described in the immediately preceding sentence shall automatically postpone the Closing Date to the first Business Day following the expiration of the termination period applicable to such notice.

          SECTION 2.5.        INSTRUMENTS OF CONVEYANCE AND TRANSFER.

                    (a) On the Closing Date, each Party shall deliver to the Other Party special or limited warranty deeds, bills of sale, Assignments and Assumptions of Lease and/or Sublease, and Assignments and Assumptions of Contracts, to transfer the Assets to be transferred to the Other Party. The special or limited warranty deeds shall be subject to the Permitted Exceptions.

        (b) Certain of the Assets to be transferred under this Agreement consist of leasehold interests in Stores subject to Sale Leaseback Agreement(s). In the event a Store is subject to a Sale Leaseback Agreement, the conveyance of the Transferor's interest will be subject to the terms of the relevant Sale Leaseback Agreement as amended by an attornment agreement. In such event, the transfer may be accomplished by (i) an Assignment and Assumption of Lease, or (ii) a Sublease with terms and conditions as prescribed by the applicable Sale Leaseback Agreement and further described on Schedule 1.1(ab), in the form and with such content as is agreed to by the Transferor and the Transferee.

SECTION 2.6.        ESCROW AGENTS.

        (a) Except as provided in Subsection (b) below, the "Escrow Agent" to hold monies and documents shall be:

                  Lawyers Title Insurance Corporation
                  National Accounts Office
                  600 North Pearl, Suite 700, LB 185
                  Dallas, TX  75201

        (b) For alcoholic beverage licenses for Stores in California, the Escrow Agent shall be:

                  Bank of San Francisco
                  Escrow Division
                  P.O. Box 2887
                  550 Montgomery Street
                  Third Floor
                  San Francisco, California  94111
                  Escrow No. 150961


                               ARTICLE 3.  TITLE

SECTION 3.1.        TITLE COMMITMENTS.

          As soon after the Effective Date as is reasonably possible, each Party shall, at its sole cost and expense, order from the Title Company such Title Commitments as it desires covering the Land and the buildings at Fee Stores that are to be transferred to said Party hereunder. The Title Commitments shall describe the state of the title to the Land and buildings at said Fee Stores, together with all exceptions and conditions, including without limitation, all easements, descriptions, rights-of-way, covenants, reservations and all other liens or encumbrances affecting the Land and buildings at the Fee Stores which would appear in an owner's Title Policy, if issued. The Title Commitments shall contain the express commitment of the Title Company to issue a Title Policy to the Transferee of each Fee Property, in the amount specified by each Transferee, insuring such title to the Land and buildings comprising each Fee Store as is specified in the Title Commitments. The Transferor shall simultaneously cause to be furnished to the Transferee, at the Transferor's sole cost and expense, copies of all instruments reasonably requested by the Transferee which are referred to in the Title Commitments as conditions or exceptions to title to the Land and buildings comprising the Fee Stores, including liens.

SECTION 3.2.        TITLE POLICIES.

          At the Closing, each Party, at its sole cost and expense, may purchase Title Policies covering the Land and buildings at each Fee Store to be acquired by said Party insuring indefeasible fee simple title free and clear of all liens and encumbrances other than the Permitted Exceptions, which are (i) those to which the Transferee does not object pursuant to Section 3.3, (ii) exceptions which do not materially and adversely affect or impair the use of the Land and Improvements as currently used, and (iii) the standard exceptions contained in the standard ALTA Form Title Policy (ALTEX for the State of Texas or such other comparable form required in a state where the Land is located) (the "Standard Exceptions").

SECTION 3.3.        REVIEW OF TITLE COMMITMENTS BY TRANSFEREE.

          The Transferee shall have ten (10) days after receipt of each Title Commitment to review and to deliver to Transferor (such that the objections are received by Transferor within said time period) in writing any objections the Transferee may have to anything (other than Permitted Exceptions) contained or set forth in a Title Commitment. Transferee agrees that it shall not object to normal utility, ingress, egress, access or similar easements or other matters affecting the Land and buildings comprising the Fee Stores which do not materially interfere with the current use of the Land. Any such items to which Transferee does not so object within such period shall be deemed to be Permitted Exceptions.

SECTION 3.4.        TRANSFEROR'S RIGHT TO CURE.

          If exceptions (other than Permitted Exceptions) to the title to a particular Fee Store have been identified in a Title Commitment and if the Transferee delivers objections to such exceptions to the Transferor in accordance with Section 3.3, then the Transferor shall, prior to the Closing Date, use its reasonable efforts to satisfy such objections and shall be obligated to cure, at the Closing, any matter that can be cured solely by the payment of money ("Monetary Exceptions") in an amount not to exceed $25,000 per Fee Store. Transferor shall be obligated to release all Deed of Trust liens at its sole expense, which shall not be considered Monetary Exceptions.
Transferor shall have the option, but not the obligation, to cure any Monetary Exception involving the payment of money in an amount in excess of $25,000 per Fee Store

("Optional Monetary Exception"). If Transferor gives written notice to Transferee within ten (10) Days after receipt from Transferee of such objections that Transferor is unable by the use of reasonable efforts to cure any exception that is not a Monetary Exception or is unwilling to cure any Optional Monetary Exception as to any Fee Store, then such Fee Store shall be excluded from the transaction in accordance with Section 2.4 unless Transferee, by written notice to Transferor within ten (10) Days after receipt of notice of Transferor's inability or unwillingness to cure such exception, elects to waive such exception and not to treat such Fee Store in accordance with Section 2.4. Notwithstanding anything to the contrary elsewhere in this Agreement, the exclusion of a particular Fee Store in accordance with Section 2.4 shall be Transferee's sole remedy in the event that Transferor is unable or unwilling to cure Transferee's objections to exceptions to the title to the real property at such Fee Store.

          SECTION 3.5.        INABILITY TO DELIVER ANY OF THE STORES.

          Notwithstanding any terms herein to the contrary, if after the use of reasonable efforts (which reasonable efforts need not include the expenditure of money) the Transferor is unable to secure the consent or attornment agreement of any third party (including the landlord of a Sale Leaseback Agreement or an individual lease) required for the assignment or Sublease or conveyance of any Asset to the Transferee, the Parties will endeavor in good faith to structure a transaction (by Sublease, license, or other reasonably satisfactory arrangement) that gives the Parties the economic equivalents of their respective bargains without requiring the consent of such third party.
In the event a reasonably satisfactory arrangement cannot be made with respect to a Store or in the event of a condemnation as described in Section 2.4(b) or in any other event in which the Transferor is unable to deliver any particular Store on the Closing Date, such Store shall not be transferred and shall be treated as provided in Section 2.4.

          In the event of a partial condemnation of the Assets that would not render a Store's continued operation as a convenience store impracticable in accordance with generally accepted operating procedures in the convenience store industry, the Transferor shall assign to the Transferee at Closing any claim arising out of the partial condemnation and the Transferee shall take title to the affected Asset. Said assignment of claim shall be the Transferee's sole remedy if the Transferor is unable to deliver any portion of the Assets due to a partial condemnation.

          SECTION 3.6.        SURVEYS.

          As soon after the Effective Date as is reasonably possible, the Transferor shall furnish to the Transferee all Surveys which Transferor has in its possession covering the Fee Stores. The Transferee may order Surveys for Fee Stores for which the Transferor has not been able to provide a Survey. All Surveys will be ordered at the Transferee's sole cost and expense and shall be conducted in accordance with ALTA or equivalent requirements. If any Survey reveals any discrepancies, conflicts or shortages in area or boundary lines, or any encroachments, or any overlapping of Improvements, or other matters not in accordance with the Title Commitment to which the Transferee would be entitled to object under Section 3.3, then the Transferor, upon written request from the Transferee received no later than ten (10) Days after receipt by the Transferee of the applicable Survey, shall be obligated to cure, at the Closing, any discrepancy, conflict or shortage in area or boundary lines, or any encroachment or any overlapping of Improvements ("Survey Defect") that may be cured by the payment of an amount not to exceed $25,000 per Fee Store. Transferor shall have the option, but not the obligation, to cure any Survey Defect involving the payment of money in excess of $25,000 per Fee Store. If Transferor is unable or unwilling to effect a cure prior to the Closing Date, the affected Fee Store shall be excluded from the transaction in accordance with Section 2.4 unless Transferee, by written notice to Transferor within ten (10) Days after receipt of notice of Transferor's inability or unwillingness to cure such defect, elects not to treat such Fee Store in accordance with Section 2.4 and Transferee shall be deemed to have waived its objection previously made to such defect. Notwithstanding anything to the contrary elsewhere in this Agreement, the exclusion of a particular Fee Store in accordance with Section 2.4 shall be Transferee's sole remedy in the event Transferor is unable by the use of reasonable efforts to effect a cure of any such matters revealed by a Survey.

                              ARTICLE 4.  CLOSING

          SECTION 4.1.        CLOSING.

          The Closing shall be held at 10:00 A.M. at the principal place of business of NCS in Houston, Texas on April 29, 1994 or as soon thereafter as is reasonably practicable, unless both Parties agree in writing to another time, date and place. Time is of the essence as to the Closing Date. The day on which the Closing is held is herein referred to as the "Closing Date."

          SECTION 4.2.        RISK OF LOSS.

          All risk of loss with respect to the Assets (except for the Inventory) shall be borne by the Transferor until 10:00 a.m. Houston, Texas time on the Closing Date. The risk of loss with respect to the Inventory in a particular Store shall be borne by the Transferor until the initiation of the physical inventory with respect to such Store in accordance with the procedures described on Exhibit A. Thereafter, risk of loss shall be assumed by the Transferee, and simultaneously therewith the Transferee shall assume operating control of the Stores it is acquiring hereunder except those withdrawn in accordance with the terms of this Agreement. The Transferor may cancel all insurance coverage on the Assets it conveys hereunder effective at 12:01 a.m. local time on the Day following the Closing Date.

          SECTION 4.3.        ACTIONS BY THE PARTIES.

          At the Closing, each Party shall do the following subject to the terms of this Agreement:

                    (a) In its capacity as a Transferee, execute, acknowledge (where appropriate) and deliver to the Transferor the following in form and substance acceptable to the

          Transferor: Counterparts of the Assignments and Assumptions of Lease, the Assignments and Assumptions of Contracts, Subleases and Closing statements and such other documents as the Parties agree are appropriate.

                    (b) In its capacity as a Transferor, execute, acknowledge (where appropriate) and deliver to the Other Party the following:

                              (1)       Special or limited warranty deeds
                    substantially in the form of Exhibit F-1 or F-2 attached hereto, as appropriate, conveying to the Transferee indefeasible fee simple title to the Land and buildings comprising the Fee Stores and the property adjacent to Circle K Store Nos. 2169 and 8505;

                              (2) Bills of sale substantially in the form of Exhibit G-1 or G-2 attached hereto, conveying the Equipment and Inventory to the Transferee;

                              (3) Counterparts of the Assignments and Assumptions of Lease, Assignments and Assumptions of Contracts, Subleases and Closing statements;

                              (4)       Assignment of transferable permits and
                    licenses;

                              (5)       Attornment agreements; and

                              (6) Such other documents as the Parties agree are appropriate under the circumstances.

                    (c) In its capacity as a Transferee, cause the Title Company to deliver the Title Policies to the Fee Stores being purchased.

                    (d) Each Party shall deliver to the Other Party complete copies of such Party's real estate and construction files pertaining to the Stores transferred pursuant to this Agreement.

          SECTION 4.4.        CONDITIONS TO OBLIGATION TO CLOSE.

          The obligations of a Party pursuant to this Agreement are subject to the fulfillment and satisfaction as of the Closing Date of each of the following conditions. These conditions may be waived by a Transferee, provided that if specific written notice of the failure of any one or more of such conditions is given to the Transferee by the Transferor prior to the Closing Date, the Transferee may nevertheless proceed with the Closing without satisfaction in whole or in part of such condition or conditions and without written waiver, and the Transferee shall be deemed to have waived any rights or remedies it might otherwise have had against the Transferor by reason of the failure of any condition specified in such notice.

                    (a) Each Party's representations and warranties pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date.

                    (b) Each Party shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with on or before the Closing.

                    (c) Each Party shall have obtained such consents as are listed on Schedule 6.1(c).

                    (d) Each Party shall have received from the Other Party the following:

                              (1) Resolutions of the Board of Directors of the Other Party authorizing the execution, delivery and performance of this Agreement and the documents of conveyance provided for herein.

                              (2)       A certificate with respect to
                    incumbency and signatures of the relevant officers of the Other Party.

                              (3)       A certificate executed by a duly
                    authorized officer of the Other Party dated and effective immediately prior to the Closing, in substantially the form of Exhibit H-1 or H-2 attached hereto, as appropriate.

                              (4)       A certificate executed by a duly
                    appointed officer of the Other Party confirming that the conditions specified in Sections 4.4(a), (b) and (c) have been satisfied.

                              (5) Certificates of good standing for the two corporations that comprise the Other Party from the states of their incorporation, the state(s) of their principal place(s) of business and the state(s) in which their Stores are located.

                    (e) All necessary regulatory approvals shall have been obtained and all waiting periods shall have expired, including without limitation those mandated by the Hart-Scott-Rodino Antitrust Improvements Act.

                    (f)       This Agreement shall not have been terminated.

                    (g) There shall not be any actual or threatened action or proceeding by or before any court or other governmental body or agency that seeks to restrain, rescind, prohibit or invalidate the transactions contemplated by this Agreement, except for eminent domain, condemnation, or similar actions or proceedings, if any.

                    (h) The actions required by the Parties as set forth in Section 4.3 shall have been completed.

                    (i) Since the Effective Date, there shall have been no material adverse change in the Assets (taken as a whole) to be exchanged by a Party that has not been waived by the Other Party.

          SECTION 4.5.        PRORATIONS.

          Taxes assessed against or with respect to the Assets, rent, charges arising under the Contracts, and other items of income or expense shall be prorated as of the Closing Date. The Transferor will be responsible to pay all rents due under the Leases for May 1994 (subject to the Transferee's obligation to reimburse the Transferor for such costs pursuant to this Section). Each Party will cooperate with the Other Party to obtain utility services for the Transferee for the Stores as of the Closing Date. Transferee shall assume and pay all utility bills accruing for the period after the Closing Date. All accounts payable for Inventory delivered after the time that the inventory audit is conducted pursuant to Exhibit A shall be paid by the Transferee. At Closing, the Transferee shall reimburse the Transferor for all security
deposits paid pursuant to the Leases and Contracts.   Percentage rent under the
Leases shall be prorated between the Parties as of the Closing Date upon receipt of the percentage rent amounts and based on the assumption that each day of the Lease year is responsible for 1/365 or 1/366 (as appropriate) of the total percentage rent due and owing for the Lease year. The Parties acknowledge that such proration will not occur until such time as the percentage rent is due to the respective lessors.


                       ARTICLE 5.  ENVIRONMENTAL MATTERS

          SECTION 5.1.        BACKGROUND.

          In order to (i) minimize the likelihood of future disputes between the Parties regarding their potential responsibilities for any environmental remediation that may be required as a result of any Petroleum Contamination at any of the Stores, and (ii) help promote certainty and thereby expedite the performance of any such environmental remediation, the Parties desire to allocate the responsibility for any such environmental remediation between them as set forth in this Article 5. However, nothing in this Article 5 is intended, or shall be interpreted or construed, to require either Party to assume responsibility for, or to indemnify or defend the Other Party (or any other Person) against, either (i) any Third Party Liability (as defined herein) or (ii) any responsibility or liability for remediation of any nature other than Environmental Remediation (as defined herein).

          SECTION 5.2.        DEFINED TERMS.

          In addition to the terms defined elsewhere in this Agreement, the terms set forth below shall have the following meanings:

                    (a) "ENVIRONMENTAL REMEDIATION" shall mean (i) such actions as may be required by applicable law and applicable rules and regulations relating to the environment that now or in the future require the remediation of any of the Store Sites as the result of Petroleum Contamination, as such law, rules and regulations may be in effect from time to time, and (ii) such further actions, if any, as may be required at any of the Store Sites by any final and nonappealable order of any court or governmental authority requiring remediation at any of the Store Sites. The term "Environmental Remediation" shall not include any actions of any nature that may be required at any of the Store Sites as a result of anything other than Petroleum Contamination.

                    (b) "THIRD PARTY LIABILITY" shall mean any liability, responsibility or obligation of any nature whatsoever other than responsibility for Environmental Remediation. Without limiting the foregoing in any way, the term "Third Party Liability" shall include any and all liability to any Person for monetary damages, whether arising in an action sounding in tort or contract, as civil or criminal penalties, or otherwise.

                    (c) "STORE SITE" shall mean any tract of land in which the Transferee acquires a fee estate or a leasehold estate from the Transferor pursuant to this Agreement, as well as any property that suffers or has suffered Petroleum Contamination that originates or originated from the tract acquired pursuant to this Agreement.
          The term "Store Site" shall not include any property except to the extent that such property suffers or has suffered Petroleum Contamination that originates or originated from the property acquired by the Transferee pursuant to this Agreement.

                    (d) "PERSON" shall mean any individual or entity of any nature whatsoever, and shall include governmental authorities and quasi-governmental authorities and entities.

          SECTION 5.3.        ASSUMPTION OF LIABILITY; INDEMNIFICATION.

                    (a) Assumption of Liability. Subject to Section 5.3(b), each Transferee hereby assumes all responsibility of the Transferor to effect and pay for any and all Environmental Remediation required to be performed after the Closing Date (whether in progress on the Closing Date or required in the future) at any and all of the Store Sites acquired by the Transferee pursuant to this Agreement ("Assumed Liabilities").

                    (b) Limitation. The Assumed Liabilities shall not include (i) any Third Party Liability, (ii) any liability to pay for any Environmental Remediation performed prior to the Closing Date, or
          (iii) any responsibility or liability relating to any Store Site as to which Transferor's representation in Section 6.1(m) hereof is inaccurate in any material respect.

                    (c) Indemnification. Each Transferee hereby agrees to indemnify, defend and hold harmless the Transferor from and against the Assumed Liabilities and any attorneys' fees related thereto. In addition, each Transferee hereby agrees to indemnify, defend and hold harmless the Transferor from and against any and all Damages (as defined elsewhere herein) resulting directly from Transferee's failure to effect and pay for any Environmental Remediation on a timely basis. Notwithstanding the foregoing, Transferee shall not be responsible for any Damages that arise from Transferor's breach of its warranty under Section 6.1(m) hereof.

          SECTION 5.4.        CERTAIN RELATED MATTERS.

                    (a) Transferor will promptly provide to Transferee the following items:

                    (1) Not later than twenty (20) Days after the Closing Date, a list by Store of underground storage tank system information including composition descriptions, installation dates, all upgrades required by 40 CFR 280, or state or local regulations, upgrading dates and date of each compliance inspection or test (i.e., tank and lines tightness test, leak detector test, cathodic protection test and/or certification and monitoring results), if any, substantially in the form of Exhibit I-1 attached hereto;

                    (2) On or before April 27, 1994, a Schedule substantially in the form of Exhibit I-2 attached hereto identifying all Stores and adjacent properties at which remediation of Petroleum Contamination is occurring or required;

                    (3) Not later than twenty (20) Days after the Closing Date, executed copies of such transfer documents (substantially in the form of Exhibit I-3(i) and I-3(ii) attached hereto, as appropriate) or such other documents as may be required by state or local authorities to transfer the obligation to continue the remediation of Petroleum Contamination from the Transferor to the Transferee; and

                    (4) On or before April 27, 1994, a list substantially in the form of Exhibit I-4 attached hereto of all applications submitted to the regulatory authorities that have jurisdiction over each Store for which Environmental Remediation was undertaken regarding corrective action reimbursement requests. The Transferor will grant its fund rights to the Transferee for expenditures applied to the fund deductible.

                    (b) Not later than ten (10) Days after the Closing Date, Transferor will provide to Transferee completed underground storage tank registration forms (for each applicable state) for Transferee's signature and proper filing with the appropriate state or local authorities.

                    (c) Not later than ten (10) Days after the Closing Date, each Party will provide to the Other Party a complete copy of such Party's environmental files and underground storage tank system files pertaining to the Stores. After a Party's review of such files, should either Party desire additional environmental or underground storage tank information, each Party shall have the right to copy the Other Party's files, wherever located, at the copying Party's sole cost and expense. The right of a Party to copy the Other Party's environmental files and underground storage tank systems files shall expire four (4) years after the Closing. All files shall be retained in complete form during this period.

                    (d) Transferor will provide Transferee complete inventory data pertaining to "Release Detection" for one (1) year prior to the Closing Date. Such data shall be provided upon request should Transferee be required to produce such records to a regulatory authority.

                    (e) Transferor will provide Transferee any invoices and proof of payment for corrective action expenditures that apply to any environmental remediation reimbursement fund deductible within sixty
          (60) days after the Closing Date.


             ARTICLE 6.  REPRESENTATIONS, WARRANTIES AND COVENANTS

          SECTION 6.1.        REPRESENTATIONS, WARRANTIES AND COVENANTS.

          Each Party hereby represents, warrants and covenants to the other as follows:

                    (a) That the execution and delivery of this Agreement and the documents to be executed and delivered in connection herewith, and the consummation of the transactions contemplated hereby and thereby, shall constitute legal, valid and binding obligations of the Transferor enforceable in accordance with the terms hereof and thereof.

                    (b) That neither the execution and delivery of this Agreement or the documents executed in connection herewith will violate or conflict with any provision of its Articles of Incorporation or Bylaws, or will violate or result in the breach or termination of any material agreement to which it is a party.

                    (c) That, except as set forth on Schedule 6.1(c), no authorization, consent, approval, license, exemption, filing, qualification, action by or registration with any person, organization, court, or governmental entity, is or will be necessary in connection with the execution and/or performance of this Agreement and/or the documents executed in connection herewith by the Party.

                    (d)       That the Lease terms identified and described on
          Schedule 1.1(r) are true, correct, accurate and complete in all material respects.

                    (e) That, except as set forth on Schedule 6.1(e), there is no pending litigation and the Party is not aware of any threatened litigation against it that would materially affect this Agreement or the transaction contemplated hereunder.

                    (f) That it has paid or will pay at or prior to Closing all taxes that would place a lien on the Stores or impair the ability of the Transferor to transfer the Assets as contemplated herein.

                    (g) That it shall use its best efforts (which best efforts need not include the expenditure of money) to obtain all consents of third parties necessary for the consummation of the transactions described herein.

                    (h) That it has, at its expense, executed and filed or joined in the filing of any applications or documents necessary to obtain the authorization, approval or consent of any governmental body that may be required, or that the Other Party has reasonably requested, in connection with the consummation of the transactions contemplated hereby, including without limitation any notification filings required by the Hart-Scott-Rodino Antitrust Improvements Act.

                    (i) That it will use reasonable good faith efforts to satisfy or cause to be satisfied all of the conditions precedent set forth herein.

                    (j) That, after the Transferee's determination of any retail sales or excise tax liabilities of the Transferor for all periods prior to the Closing Date, the Transferee shall timely prepare the appropriate tax returns and reports and submit them to the Transferor for execution and payment.

                    (k) That each of the NCS companies and the Circle K companies is a corporation duly incorporated and validly existing under the laws of the state of its incorporation and is duly qualified as a foreign corporation in each jurisdiction in which the location of the Stores makes such qualification necessary.

                    (l) That, except for those employment related agreements set forth on Schedule 6.1(l) that the Other Party agrees to assume, it is not a party to any employment contracts, collective bargaining agreements, labor contracts, salary commitments or employee benefit commitments that will bind the Other Party after the Closing.

                    (m) That the environmental records made available or given to the Other Party pursuant to Article 5 are true and correct and complete in all material respects to the Transferor's actual knowledge as to the dates of tank installation, the construction of tanks, the dates and extent of any modifications and Reportable Releases.

                    (n) That it shall remove all of its Excluded Assets from the Stores as soon as practicable after the Closing with the exception of trade fixtures and other Assets which belong to the vendors, which may or may not be removed by the vendors.

                    (o) That the Transferor has good and indefeasible title to the Improvements and Equipment to be conveyed hereunder. None of the Equipment (other than Excluded Assets, if any) shall be removed from any of the Stores by either NCS or Circle K from the date hereof to the Closing Date, except with prior written consent of the Other Party.

                    (p) That the Leases to be assigned by the Transferor are in full force and effect, that the lessor and lessee and/or Sublessor and Sublessee are not in default thereunder, and at the Closing any consent necessary to the assignment shall have been obtained.

                    (q) That Subleases of Stores subject to Sale Leaseback Agreement(s) have been validly executed and that, to the extent necessary, the written consent of the Sale Leaseback landlord has been obtained.

                    (r) That, as of the Closing Date, it has notified the Other Party of any material adverse changes or events that have occurred since the Effective Date and may affect the Assets to be conveyed by said Party or their operation.

                    (s) That, until the Closing, it will not increase the retail prices of its Inventory.

          SECTION 6.2.        OPERATION,  REPAIR AND CONDITION.

                    (a) From June 30, 1993 until the Closing Date, each Party shall (i) maintain, repair and operate the Stores it is exchanging pursuant to this Agreement in the ordinary course of business, and (ii) reconstruct, repair or rebuild any Stores that are destroyed or damaged by a casualty in accordance with Transferor's normal maintenance standards. On the Closing Date, each Party shall deliver the Stores it is exchanging to the Other Party in good condition and repair.

                    (b) In the event a Store is destroyed by a casualty and cannot be either reconstructed, repaired or rebuilt by the Closing Date, it shall be treated as an excluded Store pursuant to
          Section 2.4 unless Transferor makes arrangements reasonably satisfactory to the Transferee for the restoration of such Store to its condition prior to the casualty, in which event, such Store shall be conveyed in accordance with the terms of this Agreement.

          SECTION 6.3.        PURCHASES OF INVENTORIES PRIOR TO CLOSING DATE.

          Each Party shall continue to purchase inventories for the Stores in accordance with its existing practices from the date hereof until the Closing Date.

          SECTION 6.4.        COVENANT OF COOPERATION.

          The Parties agree that they shall reasonably cooperate with each other in the satisfaction of their obligations under this Agreement. In addition, they agree to join in the execution and delivery of such additional documents or instruments as may be reasonably necessary for the consummation of the transactions contemplated hereby. Neither Party, however, shall be required to incur any expenses except as expressly set forth in this Agreement.


               ARTICLE 7.  INDEPENDENT INVESTIGATION; DISCLAIMER;
                  AND SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                     COVENANTS AND AGREEMENTS AND INDEMNITY

          SECTION 7.1.        INDEPENDENT INVESTIGATION; SCOPE OF
                              REPRESENTATIONS AND WARRANTIES.

          Each Party acknowledges that (i) it has been afforded the opportunity to inspect the Assets it is purchasing hereunder as well as the Other Party's files pertaining thereto, (ii) it has relied and will rely solely on its own independent investigation of the Assets and upon the express representations, warranties and covenants contained in this Agreement, and (iii) the review of the files was allowed solely as an accommodation and should not be deemed to expand the representations or warranties of the Other Party. EACH PARTY HEREBY SPECIFICALLY ASSUMES ANY AND ALL RISKS AND OBLIGATIONS OF BRINGING SUCH ASSETS AS IT PURCHASES PURSUANT TO THIS AGREEMENT INTO COMPLIANCE WITH ANY AND ALL APPLICABLE LAWS AND REGULATIONS INCLUDING WITHOUT LIMITATION LAWS AND REGULATIONS PERTAINING TO PETROLEUM CONTAMINATION. In connection with the transactions contemplated hereby and except as otherwise expressly provided in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER WHETHER EXPRESS OR IMPLIED, OF (A) MERCHANTABILITY OR (B) FITNESS FOR A PARTICULAR PURPOSE OR (C) DESIGN, OR (D) COMPLIANCE WITH SPECIFICATIONS, OR (E) OPERATION OR CONDITION, OR (F) CAPACITY, OR (G) SUITABILITY, OR (H)

PERFORMANCE, OR (I) QUALITY, OR (J) OTHERWISE. THE PARTIES ACKNOWLEDGE THAT, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT, THE ASSETS ARE BEING ACQUIRED ON AN "AS IS, WHERE IS" BASIS, WITH ALL FAULTS. Without limiting the generality of the foregoing, except as and to the extent set forth in this Agreement, neither party (i) makes any representations or warranties whatsoever, express, implied or statutory, in connection with the transactions contemplated by this Agreement, (ii) shall be liable to the Other Party for any liability, claim, loss, damage (direct or indirect or incidental or consequential), expense or cost of any kind or nature caused, directly or indirectly, by any Asset or any inadequacy thereof for any purpose or any deficiency or defect (latent or patent) therein, or the use or maintenance thereof, or any repairs, servicing or adjustments thereto, or any delay in providing or failure to provide any thereof, or any interruption or loss of service or use thereof, or any loss of business, or any damage whatsoever or however caused. Except for the representations and warranties set forth herein, as of the Closing Date, each Party on behalf of itself, its successors and assigns, hereby waives each and every claim for recovery against the Other Party for any and all loss or damage to the Assets or any personal property or other Property arising from or relating to, in whole or in part, the maintenance, repair, condition or design of the Assets.

          SECTION 7.2.        DISCLAIMER.

          Except as and to the extent set forth in this Agreement, the Exhibits and Schedules attached hereto, and the certificates to be delivered by each Party or its officers at the Closing, each Party hereby disclaims all liability and responsibility for any statement or information made or communicated (orally or in writing) to the Other Party, including, without limitation, any information included in a Party's files and reviewed by the Other Party. Without affecting a Party's right to the representations and warranties set forth in this Agreement, each Party hereby acknowledges and affirms that it has made its own independent investigation, analysis and evaluation of the Assets (including, but not limited to, its own estimate and appraisal of the physical condition, value and profitability of the Stores).

          SECTION 7.3.        SURVIVAL OF COVENANTS, AGREEMENTS,
                              REPRESENTATIONS AND WARRANTIES AND INDEMNITY.

          The representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing Date, but only for the one (1) year period immediately after the Closing Date. Furthermore, as a condition precedent to the rights of a Party to sue (i) on any breach of any representation, warranty, covenant or agreement made by the Other Party hereunder, or (ii) to enforce the indemnification provisions of subparagraphs
7.3 (a) and (b) below in respect to any such breach of representation, warranty, covenant or agreement, the Party seeking to assert any such breach or enforce such indemnification must give notice to the Other Party of such breach or the intent to enforce such indemnification prior to 5:00 P.M. Phoenix time on the date which is one (1) year after the Closing Date. Further, at 5:00 P.M. Phoenix time, on the date which is one (1) year after the Closing Date, each Party, without further action, shall be deemed to release the Other Party from any and all damage, loss, cost, expense, obligation, claim or liability, including costs of investigation, court costs and reasonable attorneys' fees, ("Damages") known or unknown, absolute, contingent or otherwise, arising from or relating to the breach, known or unknown, absolute, contingent or otherwise, of any representation, warranty, covenant or agreement hereunder in connection with the transactions contemplated hereby, unless notice of such breach or the intent to enforce the indemnification provisions below was given as described above. The rights of the Parties to sue to enforce the representations, warranties, covenants and agreements set forth in the Assignments and Assumptions of Lease and the Assignments and Assumptions of Contracts, in each case, shall not require the giving of such notice, shall not be deemed to be released, and shall continue in full force and effect until barred by the applicable statute of limitation.

                    (a) INDEMNIFICATION BY TRANSFEROR. Subject to subparagraph (c) below, the Transferor, from and after the Closing Date, shall defend, indemnify and hold the Transferee harmless from and against any and all Damages suffered or incurred by the Transferee on account of or arising from or related to the Transferor's operation of the Stores and ownership of the Assets prior to the Closing Date (including without limitation product liability, labor, employment and personal injury claims). Notwithstanding anything to the contrary set forth herein, this indemnification shall not include (i) any costs and expenses specifically to be borne by the Transferee pursuant to this Agreement, (ii) any losses, liabilities, or obligations arising out of or constituting a breach of any representation, warranty, covenant, or agreement of the Transferee under this Agreement, (iii) any claim for lost profits relating to the Stores and/or the Assets, or (iv) any Damages or claims relating to Environmental Remediation (except to the extent such Damages or claims arise from a breach of Transferor's warranty under Section 6.1(m) hereof). The Transferee shall promptly notify the Transferor of the existence of any claim, demand or other matter to which the Transferor's indemnification obligation would apply and shall give the Transferor a reasonable opportunity to defend the same at the Transferor's own expense and with counsel of Transferor's own selection reasonably satisfactory to the Transferee; provided that the Transferee also has the right to fully participate in the defense at its own expense. If the Transferor, within a reasonable time after this notice, but no later than fifteen (15) Days, fails to defend, the Transferee shall have the right, but not the obligation, to undertake the defense thereof, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk of the Transferor.

                    (b) INDEMNIFICATION BY TRANSFEREE. In addition to the indemnification obligation assumed pursuant to Section 5.3, the Transferee, from and after the Closing Date, shall defend, indemnify and hold the Transferor harmless from and against any and all Damages suffered or incurred by the Transferor on account of or arising from or related to the Transferee's operation of the Stores and ownership of the Assets on and after the Closing Date (including without limitation product liability, labor, employment and personal injury claims). The Transferor shall promptly notify the Transferee of the existence of any claim, demand or other matter to which the Transferee's indemnification obligation would apply and shall give the Transferee a reasonable opportunity to defend the same at the Transferee's own expense and with counsel of its own selection reasonably satisfactory to the Transferor; provided that the Transferor shall at all times also have the right to participate fully in the defense at its own expense. If the Transferee shall, within a reasonable time after such notice, but no later than fifteen
          (15) Days, fail to defend the claim, the Transferor shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk of the Transferee.

                    (c) LIMITATION OF LIABILITY. Notwithstanding any other provision of this Agreement, (i) the liability of each Party for the breach of any representation or warranty or the failure to perform or satisfy any covenant or agreement hereunder and the indemnification obligations of the Parties shall be limited to actual Damages and shall not include incidental, consequential or indirect Damages, and (ii) neither Party shall have any liability for any Damages arising from or relating to one or more breaches of the representations, warranties, covenants or agreements set forth in this Agreement or for any indemnification responsibilities hereunder, unless and until and only to the extent that the aggregate Damages to the Other Party and indemnification responsibilities shall exceed the sum of Fifty Thousand Dollars ($50,000).


                ARTICLE 8.  ACCESS TO INFORMATION; DUE DILIGENCE

          SECTION 8.1.        INSPECTIONS; ACCESS TO INFORMATION.

          With respect to the Assets it is selling, each Party agrees to allow the Other Party to inspect the Assets after reasonable notice, provided such inspection does not interfere with the operation of the Stores. Each Party agrees to furnish the Other Party with such information related to the Assets as is reasonably requested and the Party receiving such information agrees to keep such information highly confidential and not to reveal it to any person other than its officers, directors, employees, agents and legal and accounting advisors. Information provided is for the sole purpose of evaluating the transaction described herein. The Parties agree to inform their respective officers, directors, employees, agents and advisors that the information must be treated confidentially. Although both Parties agree in good faith to provide accurate and complete information, neither Party represents or warrants the accuracy and completeness of such information that it gives to the Other Party except as is provided in this Agreement. Each Party acknowledges that it must rely on independent evaluation of the Assets and not on information provided to it by the Other Party. The Parties agree that, if any governmental authority requests or requires disclosure of any information that a Party has received from the Other Party, or if the Party receives a subpoena duces tecum or other order mandating disclosure of the information, said Party will immediately notify the Other Party to permit said Party an opportunity to seek a protective order with respect to disclosure of the information.


                            ARTICLE 9.  TERMINATION

          SECTION 9.1.        EFFECTIVE.

          Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Closing as follows:

                    (a)       MUTUAL CONSENT.   By mutual written consent of
          both Parties;

                    (b)       BY NCS.   By NCS if any one or more of the
          conditions precedent to its obligations herein shall not have been satisfied or if the Closing has not occurred by June 1, 1994 (except as such date may be postponed under Section 2.4(c) above) for any reason other than the breach or default under this Agreement by NCS; or

                    (c)       BY CIRCLE K.   By Circle K if any one or more of
          the conditions precedent to its obligations herein shall not have
          been satisfied or if the Closing has not occurred by   June 1, 1994
          (except as such date may be postponed under Section 2.4(c) above) for any reason other than the breach or default under this Agreement by Circle K; or

                    (d) BY EITHER PARTY. By either Party pursuant to the provisions of Section 2.4(c) hereof.

          SECTION 9.2.        NOTICE.

          Written notice of any termination under Section 9.1(b), (c) or (d) stating the grounds therefor, shall be given promptly by the Party entitled to give such notice.


                        ARTICLE 10.  EMPLOYMENT MATTERS

          SECTION 10.1.       EMPLOYEES.

                    (a) Each Party agrees to promptly notify the Other Party of those Employees it wishes to retain. The Other Party shall then have the first right to interview the Employees who will not be retained for the purpose of making potential offers of employment.

                    (b) Each Transferee will endeavor to interview substantially all of the remaining Employees who work in the Stores. After the interviews, Transferee will consider employing such persons who meet Transferee's current employment standards. Transferor shall supply a list of all Employees who work in the Stores, which list shall include Employee's name, Social Security number, hourly rate and/or bi- weekly salary, bonus (if any), tenure and job title. Transferee shall notify Transferor not less than five (5) Days prior to the Closing Date of the names of the Employees offered employment with Transferee and identify those accepting such offers.

                    (c) Except for Employees who remain in the employment of Transferor, each Transferor shall cause the termination of the employment of all of its Employees to occur as of the Effective Time. Simultaneously therewith, each Transferee shall offer employment to such of Transferor's Employees as are selected for hire by Transferee. The Employees will retain their last hire date as provided for in the Transferee's policies and procedures. Transferee's offers of employment pursuant to this Section 10.1(c) shall not constitute any commitment, contract or understanding (express or implied) of any obligation on the part of Transferee to a post-Closing Date employment relationship of any fixed term or duration or any terms or conditions other than as Transferee may establish. Any employment accepted with Transferee shall be "at will" subject to such conditions and terms as may be established by Transferee and may be terminated by Transferee at any time for any reason. Transferor shall not be obligated under the terms hereof to distribute sums pursuant to its separation pay policy to Employees offered employment with Transferee. Any Employee who (i) elects to remain in the employ of Transferor, (ii) rejects such offer of employment by Transferee, or (iii) is not offered employment by Transferee, shall not, after the date of such election, rejection or non-offer, be considered an "Employee" for purposes of the remaining subparagraphs of this Section 10.1.

                    (d) Transferor shall provide Transferee all information on each Employee to be hired by Transferee that pertains to any training that Employee received during the course of employment with Transferor.

                    (e) Any Employee of Transferor who is on any leave of absence, which includes, but is not limited to, the Family and Medical Leave Act, Workers' Compensation, or Medical or Military leave on the Closing Date (an "Affected Employee"), shall remain in the employ of Transferor until released from the appropriate medical practitioner or governmental agency. The Affected Employee may be terminated by Transferor and any causes of action or claims brought pursuant to that termination will be the sole responsibility of the Transferor.

                    (f) Employees of NCS who wish to enroll in Circle K's 401(k) plan will be allowed to immediately enroll in Circle K's 401(k) plan on the next entry date of Circle K if they have been employed with NCS for one (1) year or more and are over twenty-one
          (21) years of age.

                    (g) Employees of Circle K who wish to enroll in NCS's 401(k) plan will be allowed to immediately enroll in NCS's 401(k) plan on the next entry date of NCS if they have been employed with Circle K for one (1) year or more.

                    (h) As of the Effective Time, Employees shall participate in Transferee's existing employee benefit plans and programs according to Transferee's policies as applicable to Employees performing the same jobs with Transferee as such Employees performed with Transferor.

                    (i) All accrued and prorated but unused vacation of Employees shall be paid by Transferor on the Closing Date.

                    (j) Transferor shall provide Transferee all information in its possession necessary to allow Transferee to continue participation in the Targeted Jobs Tax Credit Program.

          SECTION 10.2.       NO THIRD PARTY BENEFICIARIES.

          The Parties do not intend to create any third-party beneficiary rights by this Article. The Employees shall not be entitled to enforce the provisions hereof.


                             ARTICLE 11.  DEFAULTS

          SECTION 11.1.       DEFAULTS BY EITHER PARTY.

          In the event a Party shall be deemed to be in default hereunder prior to the Closing, the Other Party shall be entitled to exercise any and all rights and remedies permitted by law or in equity, including without limitation the remedy of specific performance. The Parties agree that the Damages which the Other Party may suffer in the event of a default hereunder are impossible or very difficult to estimate with any degree of certainty. A Party shall be deemed to be in default hereunder if the Party shall fail to use reasonable efforts to comply with or perform any covenant, agreement or obligation on its part required within the time limits and in the manner set forth in this Agreement, or if any representation or warranty made by a Party herein shall be untrue or incorrect in any material respect, as of the effective date of such representation or warranty.

                           ARTICLE 12.  MISCELLANEOUS

          SECTION 12.1.       CLOSING COSTS.

          Each Party shall pay (i) the legal, accounting and professional fees and expenses incurred by said Party in connection with the transactions described herein, (ii) the charge for the Preliminary Title Reports and Title Policies, and Surveys ordered by the Party, (iii) the filing fees of such party associated with the Hart-Scott-Rodino Antitrust Improvements Act and (iv) one-half of (a) the Title Company's escrow fee, and (b) all other Closing costs, including without limitation any revenue stamps and transfer fees.

          SECTION 12.2.       BROKERAGE COMMISSIONS.

          Each Party acknowledges that it has not utilized the services of a broker or agent in this transaction and agrees to indemnify and hold the Other Party harmless with respect to any claims by an agent or broker based on dealings with such Party.

          SECTION 12.3.       ASSIGNMENT.

          This Agreement may not be assigned by a Party without the prior written consent of the Other Party.

          SECTION 12.4.       BINDING EFFECT.

          This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

          SECTION 12.5.       ENTIRE AGREEMENT; MODIFICATIONS.

          This Agreement embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any term, provision or condition hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the parties hereto, and then only to the extent set forth in such instrument.

          SECTION 12.6.       HEADINGS.

          The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation hereof.





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





          SECTION 12.7.       INTERPRETATION.

          Whenever the context hereof so requires (i) the singular shall include the plural, and the male gender shall include the female gender and the neuter, and vice versa and (ii) a reference to Circle K or NCS shall be a reference to that company and to any subsidiary thereof referenced herein having a role with respect to an obligation hereunder.

          SECTION 12.8.       NOTICES.

          Any notice required or permitted to be delivered hereunder shall be in writing and shall be deemed received when delivered in person or by telecopy or one (1) Business Day after delivery to an overnight courier or delivery service, addressed to a Party at the following addresses or such subsequent addresses as are supplied in accordance herewith:

          (a)       If to NCS, to:

                              National Convenience Stores Incorporated
                              100 Waugh Drive
                              Houston, TX  77007
                                FAX:  713-880-0579

                              Attention:  A. J. Gallerano, Esq.
                                          Senior Vice President,
                                          General Counsel and Secretary

          (b)       If to Circle K, to:

                              The Circle K Corporation
                              Suite 1800
                              3003 North Central Avenue
                              Phoenix, AZ  85012
                                FAX:  602-530-5147

                              Attention:  Gehl P. Babinec
                                          Senior Vice President
                                          and General Counsel

          SECTION 12.9.       ADDITIONAL ACTS.

          In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered, the Parties hereby agree to perform, execute or deliver, or cause to be performed, executed or delivered, at the Closing any and all such further acts, deeds and





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





assurances as may be reasonably required to consummate the transactions contemplated hereunder.

          SECTION 12.10.      APPLICABLE LAW AND JURISDICTION.

          With respect to any matter pertaining to a specific Store, this Agreement shall be governed by and construed for each Store in accordance with the internal laws of the state where such Store is situated; BUT IN ALL MATTERS NOT PERTAINING TO A SPECIFIC STORE, THIS AGREEMENT SHALL BE CONSTRUED UNDER AND IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS AND APPLICABLE FEDERAL LAW.

          SECTION 12.11.      DISPUTE RESOLUTION.

          Should a dispute arise regarding this Agreement, such dispute shall be settled by arbitration in the City of Dallas, Texas, United States of America before a panel of three (3) arbitrators, in accordance with the Rules of the American Arbitration Association (AAA). The foregoing shall apply without limitation to any dispute regarding the scope of this Agreement and/or the jurisdiction of the arbitrators.

          Any demand for arbitration shall contain a statement setting forth the nature of the dispute, the amount involved, if any, and the remedies sought.

          The arbitrators shall have authority to assess damages sustained by reason of any breach or wrongful termination of this Agreement. The parties shall share equally all expenses of the arbitration and the AAA and each Party shall bear its own expenses incident to the arbitration.

          The arbitrators shall not extend, modify or suspend any of the terms of this Agreement or the reasonable standards of business performance set forth by a Party in good faith. A demand for arbitration shall not operate to stay or postpone the effective date of any termination, and the Parties will be relegated to their remedy and damages for wrongful termination as determined by the arbitrators. The decision of the arbitrators within the scope of this submission shall be final and binding on all Parties and any right of judicial action on any matter subject to arbitration hereunder is hereby waived. The resolution of the arbitrators shall be final and binding upon both Parties and may be enforced by any judicial court having jurisdiction.

          Nothing in this Section 12.11 shall preclude either Party from petitioning a court for and obtaining specific performance and/or injunctive relief. In addition, any Party shall have the right to sue in court to enforce the arbitration award. This Section 12.11 shall survive any termination of this Agreement.





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





          SECTION 12.12.      BULK TRANSFER MATTERS.

          The Parties agree that no bulk transfer laws are applicable to the transactions contemplated herein.

          SECTION 12.13.      COUNTERPARTS.

          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall together constitute one and the same agreement.

          SECTION 12.14.      COSTS.

          If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged breach or default relating to this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding, in addition to any other relief to which it may be entitled.

          SECTION 12.15.      PUBLIC STATEMENTS.

          Except for such announcements and statements as are required by law or applicable rule or regulations, the Parties hereto agree to obtain the consent of each other prior to issuing any public announcement or statement with respect to the transactions contemplated herein.

          SECTION 12.16.      TIME.

          Time is of the essence as to this Agreement.

          SECTION 12.17.      SEVERABILITY.

          If any term or provision hereof is void, illegal or unenforceable, said voidness, illegality or unenforceability shall not affect or impair the remaining terms and provisions hereof which shall be enforced as if said void, illegal or unenforceable term or provision was not set forth herein.

          SECTION 12.18.      EXHIBITS AND SCHEDULES.

          The Exhibits and Schedules attached hereto are incorporated herein by reference for all purposes.

          SECTION 12.19.      EXCHANGE OF WRITTEN MATERIALS.

          No later than ten (10) Days after the Closing Date, Transferor shall provide to Transferee all notices, documents and other materials in its possession that relate in any manner whatsoever





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





to the Assets to be transferred to Transferee. Transferor shall also deliver to Transferee promptly upon receipt any such materials thereafter received by Transferor. Transferor may keep copies of any such materials if it desires to do so.

          SECTION 12.20.      MET LIFE SALE LEASEBACK STORES.

          NCS and Metropolitan Life Insurance Company have entered into an Indemnification Agreement (the "Met Life Agreement") dated April 12, 1989 pertaining to NCS Store Nos. 040, 281, 1304, 1687, 2083 and 2322. NCS shall timely perform its obligations under the terms of the Met Life Agreement and reserves the right to enter upon such Leased Land to perform such obligations. NCS shall not unreasonably interfere with Circle K's operation of its business at such Leased Stores.

          SECTION 12.21.      USE OF TRADENAMES AND SERVICEMARKS.

                    (a) NCS, as the owner of all right, title and interest in and to the tradenames and servicemarks "Kelli's Deli," "Copilot," "Super Copilot," "Fresh Express," "Neighborstore," "Stop N Go," and "National Convenience Stores" hereby agrees that for a period of ninety (90) Days after the Closing Date Circle K shall have a limited, nontransferable, royalty-free right to use such tradenames and servicemarks solely in connection with Circle K's operation of the Stores, including the right to sell any items of Inventory bearing any such tradenames and servicemarks in the ordinary course of business, and for no other purpose whatsoever. In the event Circle K fails to operate the Stores in a manner consistent with good industry standards and practices, NCS, in its sole discretion, after notice to Circle K of the unacceptable practice and the failure of Circle K to cure the same within three (3) Business Days after receipt of such notice, may revoke the limited right to use the foregoing tradenames and servicemarks granted herein. Immediately after the Closing Date, Circle K shall diligently proceed with the dismantling of signage and the removal of other materials bearing the tradenames and servicemarks, at Circle K's expense, and shall complete such removal and dismantling within ninety (90) Days after the Closing Date, and NCS may, at NCS's expense, remove such signage (excluding the sign holders) and other materials from the Stores within fifteen (15) Days thereafter. If NCS fails to remove such signage and other materials at the expiration of fifteen (15) Days, the signage and other materials shall be deemed to be abandoned and Circle K may deal with or dispose of them as Circle K deems appropriate at Circle K's sole expense.

                    (b) Circle K, as the owner of all right, title and interest in and to the tradenames and servicemarks Circle K Unleaded, mid-grade and premium gasoline, "Thirstbuster", "Daybreaker," and the Circle K logo (the letter "k" in a circle), hereby agrees that for a period of ninety (90) Days after the Closing Date NCS shall have a limited, nontransferable, royalty-free right to use such tradenames and servicemarks solely in connection with NCS's operation of the Stores including the right to sell any





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





          items of Inventory bearing any such tradenames and servicemarks in the ordinary course of business, and for no other purpose whatsoever. In the event NCS fails to operate the Convenience Stores in a manner consistent with good industry standards and practices, Circle K, in its sole discretion, after notice to NCS of the unacceptable practice and the failure of NCS to cure the same within three (3) Business Days after receipt of such notice, may revoke the limited right to use the foregoing tradenames and servicemarks granted herein. Immediately after the Closing Date, NCS shall diligently proceed with the dismantling of signage and the removal by other materials bearing the tradenames and servicemarks, at NCS's expense, and shall complete such removal and dismantling within ninety (90) Days after the Closing Date, and Circle K may, at Circle K's expense, remove such signage (excluding the sign holders) and other materials from the Stores within fifteen (15) Days thereafter. If Circle K fails to remove such signage and other materials at the expiration of fifteen
          (15) Days, the signage and other materials shall be deemed to be abandoned and NCS may deal with or dispose of them as NCS deems appropriate at NCS's sole expense.

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first stated above by their duly authorized representatives, to be effective as of the Effective Date.

NATIONAL CONVENIENCE STORES               THE CIRCLE K CORPORATION
  INCORPORATED



By:___________________________            By:____________________________

Title:________________________            Title:_________________________



NCS REALTY COMPANY                        CIRCLE K PROPERTIES, INC.



By:__________________________             By:_____________________________

Title:_______________________             Title:__________________________

                               AMENDMENT NO. 1 TO

                            ASSET EXCHANGE AGREEMENT


         This Amendment No. 1 dated as of April 29, 1994 to the Asset Exchange Agreement dated as of April 20, 1994 ("Agreement") ("Amendment") is by and among National Convenience Stores Incorporated, a Delaware corporation, and NCS Realty Company, a Texas corporation, (hereinafter, collectively, "NCS") whose principal address is 100 Waugh Drive, Houston, Texas 77007, and The Circle K Corporation, a Texas corporation, and Circle K Properties, Inc., a Delaware corporation, (hereinafter, collectively, "Circle K") whose principal address is Phoenix Corporate Center, Suite 1800, 3003 North Central Avenue, Phoenix, Arizona 85012.

                                  INTRODUCTION

         On April 20, 1994, NCS and Circle K entered into the Agreement, which provides for the exchange of certain assets between Circle K and NCS. NCS and Circle K now desire to amend certain provisions of the Agreement. Accordingly, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, NCS and Circle K have agreed as follows:

1.       AMENDMENT OF AGREEMENT

         1.1 Amendment to Article 4.5. Article 4 of the Agreement is hereby amended by the addition of the following Subsection 4.5:

                 "Any assessed taxes not prorated as of the Closing Date shall be prorated by the Transferor and Transferee upon receipt of an invoice from a Lessor."

         1.2 Amendment to Article 7. Article 7 of the Agreement is hereby amended by the addition of the following Subsection 7.3(a):

                 "Subject to Subsection 7.3(c) below, Circle K, from and after the Closing Date, shall defend, indemnify and hold NCS harmless from and against any and all Damages suffered or incurred by NCS on account of or arising from or related to Circle K's failure to obtain prior to the Closing Date, the Landlord's consent to the assignment to NCS of Circle K's interest under that certain Lease dated June 15, 1976 by and between Eugene Werlin, Jr., Trustee, as Landlord, and UTOTEM Division of Fairmont Foods, a Delaware corporation, as Tenant, as amended, affecting Store No. 2225; provided, however, that Circle K's liability with respect to this clause shall be limited to the value as shown on Schedule 2.4 for such store and shall terminate with respect to such store at the earliest to occur of (a) the consent of the lessor to the assignment of Circle K's interest under such lease to NCS or (b) the mutual termination, or cancellation of the lease by NCS and the Lessor, or the expiration of the lease for such store, or (c) other reasonably satisfactory curative action effected by Circle K."

         1.3 Circle K Store No. 8501. The Agreement is hereby amended by the addition of Section 12.22, which shall provide:

                 "12.22 Post-Closing conveyance of Easement. Circle K agrees, within 120 days of the Closing Date, to grant to NCS an easement for access to Circle K Store No. 8501, by delivery of an Easement Deed, across that certain property adjacent to Circle K Store No. 8501 and owned by Circle K and outlined in red on Exhibit A hereto."

         1.4 NCS Store No. 2092. The Agreement is hereby amended by the addition of Section 12.23, which shall provide:

                 "12.23 Limited Access to NCS Store No. 2092. Circle K agrees to permit NCS and its officers, employees, contractors, consultants and agents to have reasonable access to NCS Store No. 2092 for the sole purpose of completing repairs to the gasoline product lines at such store at the sole expense of NCS. All repairs will be completed by May 31, 1994 in a good and workmanlike manner and in accordance with applicable laws. NCS's activities at such store shall not unreasonably interfere with Circle K's business activities on or about such store. Circle K shall not be responsible to any person employed by or working on behalf of NCS for purposes of conducting such repair activity at NCS Store No. 2092, except for injuries to persons or damage to property caused by the negligent acts or omissions of Circle
         K. NCS shall take all steps reasonably necessary to prevent injury to persons or damage to property during such repairs, and NCS shall be liable to, indemnify and defend Circle K from and against any cost, expense, claim or liability incurred by Circle K and relating to the acts and omissions of NCS' employees, contractors, consultants and agents conducting such repairs."

         1.5 Circle K Store No. 8664. The Agreement is hereby amended by the addition of Section 12.25, which shall provide:

                 "12.25 Approval of Seller of Plans for Store Construction. Circle K shall use its best efforts to obtain Seller's written approval (if Seller is still the owner) of the store construction plans per the terms and conditions of the Deed conveying Store to Circle K."

         1.6 NCS Store No. 1149. The Agreement is hereby amended by the addition of Section 12.26, which shall provide:

                 "12.26 NCS Furnishing to Circle K a Copy of NCS' Bankruptcy Court Order Approving Lease Assumption. NCS shall within 30 days from the Closing date, furnish to Circle K a copy of the NCS Bankruptcy Court Order approving NCS' assumption of the lease of NCS Store No. 1149."

         1.7 Circle K Store No. 2169 (Adjacent Property). The agreement is hereby amended by the addition of Section 12.27, which shall provide:

                 "12.27 Circle K Title Curative Matters. Circle K shall cause all title curative work to be preformed which are necessary in order for Circle K to deliver to NCS an Owners Title Policy in accordance with the terms of the Agreement, and Circle K shall deliver such policy to NCS within 60 days after the Closing Date."

         1.8 Amendment to Exhibit G-1. Exhibit F to Exhibit G-1 of the Agreement is hereby deleted in its entirety and Exhibit B hereto is substituted therefor.

         1.9 Amendment to Exhibit G-2. Exhibit F to Exhibit G-2 of the Agreement is hereby deleted in its entirety and Exhibit C hereto is substituted therefor.

         1.10 Amendment to Schedule 1.1(r)i. Schedule 1.1(r)i of the Agreement is hereby deleted in its entirety and Exhibit D hereto is substituted therefor.

         1.9 Amendment to Schedule 1.1(r)ii. Schedule 1.1(r)ii of the Agreement is hereby deleted in its entirety and Exhibit e hereto is substituted therefor.

2.       MISCELLANEOUS

         2.1 Continued Validity. Except as modified hereby, all terms and conditions of the Agreement shall remain in full force and effect.

         2.2 Usage. Capitalized terms used in this Amendment and which are not defined herein shall have the meanings ascribed to them in the Agreement.

         2.3 Headings. The headings and titles to the Articles, Sections and Subsections of this Amendment are inserted for convenience only and shall neither be deemed a part hereof nor affect the construction or interpretation of any provision hereof.

         2.4 Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of such counterparts together shall constitute by one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


NATIONAL CONVENIENCE STORES                THE CIRCLE K CORPORATION
  INCORPORATED


By: /s/ C.R. WORTHAM, JR.                  By: /s/ PHILIP W. TOMCZYK
    C. R. Wortham, Jr.                         Philip W. Tomczyk
    Senior Vice President                         Senior Vice President-
                                                Gasoline and Store Development


NCS REALTY COMPANY                         CIRCLE K PROPERTIES, INC.


By: /s/ C.R. WORTHAM, JR.                  By: /s/ PHILIP W. TOMCZYK
    C.R. Wortham, Jr.                          Philip W. Tomczyk
    Vice President                                Vice President